SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14 (c)

Of the Securities Exchange Act of 1934

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))

☐	Definitive Information Statement

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state who it was determined):
	(4)	Proposed maximum aggregated value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Action Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

14315 West Hardy Road

Houston, Texas 77060

Notice of Information Statement

To the Stockholders of North American Technologies Group, Inc.:

We are writing to advise you of certain events which have occurred with respect to North American Technologies Group, Inc., a Delaware corporation (“NATK,” “we,” “us,” or “our company”), including the approval and adoption of an agreement whereby we will issue 43,114 shares of a new Series CC preferred stock convertible into 39,920,190 shares of our common stock and warrants to purchase 9,158 shares of Series CC preferred stock convertible into 8,479,594 shares of our common stock (subject to adjustment) to Sponsor Investments, LLC, a Texas limited liability company (“Sponsor”), in exchange for Sponsor’s option to acquire a 49.9% ownership interest in TieTek LLC, a subsidiary through which we operate virtually all of our business, and other consideration. In this information statement we refer to the shares of Series CC preferred stock and warrants to be issued to Sponsor collectively as the “Exchange Securities” and to the entire transaction as the “Sponsor Transaction”.

The Nasdaq Marketplace rules require that we obtain stockholder approval for the potential issuance of the Exchange Securities, since they constitute more than 20% of our outstanding common stock. We have obtained the approval of stockholders owning a majority of our outstanding common stock under Section 228 of the Delaware General Corporation Law (“Section 228”), which approval will be effective upon the expiration of twenty days following the mailing of the accompanying information statement to our stockholders as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Accordingly, no action is required by you. The accompanying information statement is furnished only to inform our stockholders of the action described above in accordance with Rule 14c-2 promulgated under the Exchange Act. The information statement is being mailed to you on or about November 29, 2004.

By order of the Board of Directors,

Henry W. Sullivan
Chief Executive Officer

Houston, Texas

November 29, 2004

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

14315 West Hardy Road

Houston, Texas 77060

Preliminary Information Statement

Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934

We are furnishing this stockholder information statement to you, as a holder of our common stock, to provide you with information and a description of an action which was taken by written consent of our controlling stockholders on November 22, 2004, subject to the expiration of 20 days following the mailing of the accompanying information statement to our stockholders and in compliance with the relevant sections of the Delaware General Corporation Law and our bylaws. On that date, Big Bend XI Investments, Ltd., Crestview Capital Master, LLC, Midsummer Investment, Ltd., Islandia, L.P., Richard Kiphart and HLTFFT, LLC, stockholders who collectively own 38,138,245 shares, or 54.7% of our outstanding common stock, signed a written consent approving the issuance of the Exchange Securities in the Sponsor Transaction. These stockholders are sometimes referred to in this information statement as our “controlling stockholders.”

We are not asking you for a proxy, and you are requested not to send us a proxy.

This information statement is being mailed on or about November 29, 2004 to stockholders of record on November 22, 2004 (the “Record Date”). This information statement is being delivered only to inform you of the corporate action described herein in accordance with Rule 14c-2 under the Exchange Act. As of the Record Date, there were 69,677,319 shares of our common stock outstanding. Under the Delaware General Corporation Law and our bylaws, the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock on the Record Date was required to approve the issuance of the Exchange Securities. As of the Record Date, 34,838,660 shares of common stock constituted a majority of the outstanding shares of our common stock.

The Nasdaq Marketplace rules require us to obtain stockholder approval for the issuance of the Exchange Securities because they are convertible into more than 20% of our outstanding common stock. In the event that all of the Series CC Preferred Stock issuable in the Sponsor Transaction (including all shares of Series CC preferred stock purchasable under warrants) were issued and converted into our common stock, such shares would constitute 41% of our common stock. Accordingly, we obtained stockholder approval under Section 228, effective upon the expiration of 20 days following the mailing of the accompanying information statement to our stockholders as required under the Exchange Act.

We have asked brokers and other custodians, nominees and fiduciaries to forward this information statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This is not a notice of a meeting of stockholders, and no stockholders meeting will be held to consider any matter described in this information statement.

Please note that our controlling stockholders have voted to approve the issuance of the Exchange Securities in the Sponsor Transaction, and the number of votes held by the controlling stockholders is sufficient to satisfy the stockholder vote requirement for such action. Accordingly, no additional votes will be needed to approve this action.

Completion of the Sponsor Transaction will result in the issuance of 43,114 shares of Series CC preferred stock convertible into 39,920,190 shares of our common stock and warrants to purchase 9,158 shares of Series CC preferred stock convertible into 8,479,594 shares of our common stock (subject to adjustment).

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

14315 West Hardy Road

Houston, Texas 77060

(i)

SUMMARY OF THE SPONSOR TRANSACTION

On or about November 8, 2004, we entered an Exchange Agreement (see, “Summary of Sponsor Transaction—Description of the Exchange Agreement”) with Avalanche Resources, Ltd. (“Avalanche”), Kevin Maddox and Sponsor. Pursuant to the terms and conditions of the Exchange Agreement, we agreed to issue the Exchange Securities to Sponsor in exchange for Sponsor’s option to acquire a 49.9% ownership interest in TieTek LLC, a subsidiary through which we operate our business, and other consideration. For a description of the ownership structure of TieTek LLC, see “Summary of the Sponsor Transaction—Previous Relationship with Sponsor”.

At the same time that we entered into the Exchange Agreement, an investor group composed of the controlling stockholders agreed to acquire all of the common stock and warrants held by our then-largest stockholder, Avalanche, and its principal, Mr. Maddox, for a purchase price of $10,800,000. This sale was made pursuant to the terms of a Common Stock Purchase Agreement among Avalanche, Mr. Maddox, NATK and the controlling stockholders. This “change of control transaction” closed on November 12, 2004.

As a result of the change of control transaction, the controlling stockholders own 38,138,245 shares of common stock, representing approximately 55% of our voting shares. Each share of our common stock entitles the holder to one vote, and no other classes of our securities entitle its holders to vote.

In connection with the change of control transaction, the composition of our board of directors changed as follows:

•	All of the current directors, being Mr. Maddox, Tim R. Reeves, Robert E. Chain, John C. Malone and Franklin A. Mathias, resigned from our board of directors.

•	Henry Sullivan, our former chief executive officer, was re-elected chief executive officer and a director, and Robert M. Hoyt and Kenneth Z. Scott, designees of the controlling stockholders, were elected as directors.

•	Upon closing of the transactions described in the Exchange Agreement, Sponsor will have the right to designate two individuals to serve as directors of our company. Sponsor has not yet designated those persons.

Description of the Exchange Agreement

Pursuant to the Exchange Agreement, Sponsor agreed to exchange, subject to certain conditions, the Sponsor Option (as described in the next section), its Class B membership interest in TieTek LLC and other consideration, for the Exchange Securities. The 43,114 shares of Series CC preferred stock are convertible into 33% of our outstanding common shares, assuming conversion of all our preferred stock, or approximately 39,920,190 shares of our common stock,. The Series CC preferred stock has a par value of $.001 per share and a stated value and liquidation preference of $1,000 per share. Each share of Series CC preferred stock is convertible into 925.925 shares of our common stock, has the right to receive dividends on an as-converted basis with any dividends declared on the common stock, and has voting rights equal to the common stock on an as converted basis, subject to the limitation on the number of shares which may be converted by each holder. No holder is allowed to convert any shares of the Series CC preferred stock if, after giving effect to such conversion, the holder and its affiliates would beneficially own in excess of 4.99% of the common stock outstanding. A holder may waive this limitation on the number of shares held by it if it provides at least 61 days prior notice of its waiver to our company. We may force the conversion of the Series CC preferred stock if our common stock trades at least 15% above the conversion price for ten consecutive trading days. We will redeem any shares of Series CC preferred stock outstanding ten years after its original issue date at its stated value plus any accrued but unpaid dividends

The warrants represent the right to purchase up to 9,158 shares of Series CC preferred stock, which are convertible into 8,479,594 shares of common stock, at a price of $1.00 per common share. The shares of common stock issued upon full conversion of the warrants represent 50% of the number of shares of our common stock now underlying warrants. The warrants are exercisable at any time, in whole or in part, prior to the expiration of five years from their date of issue. The number of shares issuable upon conversion of the warrants is subject to adjustment in the event of certain issuances of common stock at less than the conversion price and in the event of certain corporation reorganizations.

Consummation of the transactions contemplated by the Exchange Agreement is subject to satisfaction of a number of conditions, including the receipt of stockholder approval, which was obtained on November 22, 2004, and the expiration of 20 days after this information statement is mailed to stockholders. The other material conditions to closing are described below.

Your Board of Directors, and Sponsor, requested that an independent evaluation be made of the Sponsor Transaction in order to determine its fairness to the company and its shareholders. GulfStar Group, Houston, Texas (“GulfStar”), was retained by us to make that evaluation and provide its opinion regarding the fairness of the Sponsor Transaction to our Board of Directors. On November 9, 2004 GulfStar delivered its opinion to our Board, that, as of such date, the terms of the Exchange Agreement were fair, from a financial point of view, to the company and its stockholders. The full text of the written opinion of GulfStar is attached as Appendix A to this information statement and describes the assumptions made, matters considered and limits on the review undertaken. Our stockholders are urged to read the opinion in its entirety.

Previously, certain parties to the Sponsor Transaction filed lawsuits and initiated arbitration actions against each other (see “Summary of Sponsor Transaction— Settlement of Certain Litigation”). In the Exchange Agreement, Sponsor agreed to release its claims against Mr. Maddox, and our company and TieTek Technologies, Inc. agreed to release our claims against Sponsor and Tie Investors, LLC, an affiliate of Sponsor that provided a loan to TieTekLLC. The execution and delivery of a settlement agreement, withdrawal of arbitration, mutual releases and covenants not to sue, among the controlling stockholders, Avalanche, Sponsor and our directors, settling and dismissing all outstanding claims among those parties, is a condition to closing of the Exchange Agreement.

Another condition to the closing of the Exchange Agreement is that Sponsor and the controlling stockholders must enter into a Stockholders Agreement regarding the management of our company. That agreement provides for, among other things, the replacement of our former executive officers and directors. Sponsor and the controlling stockholders have the right to elect two individuals designated by the controlling stockholders, two individuals designated by Sponsor, and one individual designated by Sponsor and Big Bend XI Investments, Ltd. Messrs. Hoyt and Scott were designated by the controlling stockholders; Mr. Sullivan was designated by Sponsor and Big Bend XI Investments, Ltd. Sponsor agreed in the Exchange Agreement to enter into the Stockholders Agreement at the closing of the Exchange Agreement.

In addition, certain of the controlling stockholders agreed to release us and to waive all of their rights to penalties or liquidated damages in respect to the late registration of the common stock underlying their preferred stock and to accrued but unpaid dividends under the Series AA and Series BB preferred stock in exchange for the issuance to them of an aggregate of 724,619 shares of our common stock. These shares will be issued to those controlling stockholders upon the closing of the Exchange Agreement, and are the only shares of our common stock that will be issued directly in the Exchange Agreement.

Consummation of the Sponsor Transaction is subject to the following additional conditions set forth in the Exchange Agreement, among others:

•	Listing the shares of common stock underlying the Exchange Securities issued to Sponsor on Nasdaq.

•	Waiver by Mr. Maddox of any severance payments from us in connection with his resignation as our officer and director. (see “Additional Information—Recent Compensation to Mr. Maddox”).

•	Execution of a Registration Rights Agreement in connection with the Exchange Securities issued to Sponsor.

•	Exchange by certain holders of our Series AA and Series BB convertible preferred stock who are also controlling stockholders of their shares for shares of Series CC preferred stock.

•	Execution and delivery of a Pledge Agreement by Avalanche and Mr. Maddox and delivery by them of $1.5 million into a pledge account to secure the indemnification obligations of Avalanche and Mr. Maddox under the Exchange Agreement.

Previous Relationship with Sponsor

The Exchange Agreement materially changes our relationship with Sponsor by restructuring the ownership of TieTek LLC, a subsidiary through which we operate our business (“TieTek”). The Regulations of TieTek, adopted February 5, 2004 (its limited liability company operating agreement) govern the operations of TieTek and the arrangement between its members, namely Sponsor and TieTek Technologies, Inc. (our wholly owned subsidiary). Currently, TieTek Technologies, Inc. holds the entire “Class A” membership interest in TieTek (consisting of 1,000 units), and Sponsor holds the entire “Class B” membership interest (consisting of a single unit). In addition, Sponsor has the option, but not the obligation (the “Sponsor Option”), to purchase up to 49.9% of the Class A membership interests in TieTek for $5 million (such amount subject to reduction as set forth in the Regulations) at any time between February 5, 2006 and February 5, 2011. If Sponsor exercises the Sponsor Option, TieTek Technologies, Inc. has one year from the exercise date either to sell its interest in TieTek to Sponsor (at an offering price specified by Sponsor) or to purchase Sponsor’s interest in TieTek at the same offering price. Pursuant to the Regulations, Sponsor has control over the board of managers of TieTek as it has the right to appoint three, out of a total of five, people to the board of managers. For more detailed information regarding the relationship with Sponsor before the Exchange Agreement, see our Form 10-KSB filed March 16, 2004 and Forms 10-QSB filed May 17, August 16, and November 22, 2004.

Settlement of Certain Litigation

The Exchange Agreement is the result of negotiations between Sponsor, Avalanche, Mr. Maddox and NATK to resolve their differences regarding the management and funding of TieTek. A summary of these differences follows.

On March 15, 2004, we submitted a new business opportunity proposal to the Board of Managers of TieTek in accordance with the requirements of the Regulations described above that new business opportunities be presented to the TieTek Board of Managers. The submission contemplated an equity investment of at least $15,000,000 by each of NATK and Sponsor to fund the construction of two additional lines at the Marshall facility, a two-line plant in the eastern U.S. and a two-line plant in the western U.S. On March 24, 2004, a meeting of the Board of Managers was held and the new business opportunity proposal was tabled by vote of the Sponsor-majority members until further review. On March 31, 2004, Sponsor filed a lawsuit against Mr. Maddox, who had delivered the new business opportunity plan, seeking to have him removed as one of our two representatives on the Board of Managers, claiming that the business opportunity proposal was so irrational as to be a breach of Mr. Maddox’s fiduciary duties and warranted his removal as a member of the board of managers of TieTek. On April 23, 2004, mediation between the parties was not successful in resolving the dispute. After the mediation concluded, we elected to withdraw our new business opportunity proposal.

On June 24, 2004, NATK and certain affiliates filed suit in state district court in Marshall, Texas against Sponsor and Tie Investors (the “NATK Lawsuit”). The subject of the suit was the $14,000,000 loan made by Tie Investors in February 2004. The suit alleged, among other things, that Sponsor and Tie Investors engineered the loan transaction to exact from us and certain of our affiliates, compensation in excess of the legal rate of interest. We were seeking the full relief available by law, including forfeiture by Sponsor of the Sponsor Option and refund of all other interest charges, and forfeiture of the $14,000,000 principal amount.

On July 14, 2004, Tie Investors notified us that TieTek was in default of the credit facility with Tie Investors as a result of the NATK Lawsuit. NATK had until August 13, 2004 to cure such default by dismissing the NATK Lawsuit. Tie Investors agreed to waive the default upon the execution of the Exchange Agreement, subject to the satisfaction of all conditions precedent to closing the Exchange Agreement.

Reasons for and Effects of the Sponsor Transaction

The lawsuits and the inability of the TieTek Board of Managers to function effectively have seriously hampered TieTek and its operations, and have been a major drain on our time and resources. As a result, our management determined that a restructuring of the relationship with Sponsor was essential in order to resolve these conflicts and provide the maximum opportunity for TieTek’s success and to enhance shareholder value. After negotiations initiated by certain of the controlling stockholders who are also holders of Series AA and Series BB preferred stock, Sponsor agreed to the Sponsor Transaction on the terms and subject to the conditions set forth in the Exchange Agreement.

As a result of the surrender of the Class B membership interest and the Sponsor Option pursuant to the Exchange Agreement, all of the rights of Sponsor with respect to TieTek under the Regulations will be terminated, including all ownership interests in TieTek and related options and the right to receive direct distributions from TieTek and to participate on its Board of Managers. The loan facility from Tie Investors LLC will remain in place and be unaffected by the Exchange Agreement, except that we will reaffirm the validity of the ancillary loan agreement with TieTek, and NATK and TieTek Technologies, Inc. will be released as obligors. Upon the closing of the Sponsor Transaction, our stockholders will continue to own the same number of shares of our common stock as they owned prior to the Sponsor Transaction. The Sponsor Transaction is not expected to alter the income tax effect of owning or subsequently transferring shares of our common stock.

MANAGEMENT

Effective on November 22, 2004, the composition of our board of directors changed to replace the previous directors with the persons designated by the controlling stockholders. After the closing of the Exchange Agreement, the composition of our board of directors will again change to include designees of Sponsor. The following tables set forth information regarding our company’s current directors and officers; information regarding the designees of Sponsor is not yet available.

Current Directors and Officers

Our board of directors is currently composed of three directors, divided into three classes, having staggered three year terms, with the term of one class of directors expiring each year. The three classes of directors are identified as Class I, Class II and Class III based on the expiration of the terms of directors of each class. The term of the Class I directors will expire at the Annual Meeting of our stockholders in 2006; the term of the Class II directors will expire at our Annual Meeting of stockholders in 2007; the term of the Class III directors will expire at our Annual Meeting of stockholders in 2005.

Set forth below is information regarding our current directors and officers.

Name and Age	Position held	Officer/Director Since
Robert M. Hoyt - 54	Class III Director	November 22, 2004

Kenneth Z. Scott -	Class I Director	November 22, 2004

Henry W. Sullivan - 64	Chief Executive Officer; Class II Director	November 8, 2004 (officer) November 9, 2004 (director)

Joseph W. Autem - 46	Acting Chief Financial Officer	November 22, 2004

Biographical Information of Current Directors and Officers

Robert M. Hoyt

Dr. Hoyt is the managing director of Crestview Capital Master, LLC, a privately held equity investment fund, where he has served since August of 2003. Dr. Hoyt was formerly a founder of Jennison Associates LLC, a company that assesses and rates other businesses on the strength of their business model and management (2001 through August 2003) and senior vice president of Pentacon, Inc., a company engaged in supply management for original equipment manufacturers (March 1998 through April 2001). Dr. Hoyt also served as a psychologist on the faculty of the Mount Sinai Medical School. Dr. Hoyt received his masters degree from Northwestern University and his Ph.D in clinical psychology from Yeshiva University. He created the Joseph Hoyt Foundation, an organization focused on issues in the American education system, and is on the boards of both Sarah Lawrence College in New York and Francis W. Parker School in Chicago.

Kenneth Z. Scott

Mr. Scott is a senior executive at Electronic Data Systems Corporation (NYSE: EDS). Mr. Scott has served as an executive in several other companies, including senior vice president at Perot System and the chief executive officer at both du Pont Glore Foreign, Inc. and Petrus Oil Company. Mr. Scott received both his BBA and MBA from Texas A&M University.

Henry W. Sullivan

Dr. Sullivan became chief executive officer and a director in connection with the change of control transaction. Prior to becoming chief executive office and a director, Dr. Sullivan was the president of our subsidiary TieTek LLC. He became the president of TieTek LLC upon its founding in February 2004. In addition, Dr. Sullivan was the president and chief executive officer and a director of our company from January 1999 until his resignation in January 2004. Before joining our company, Dr. Sullivan was employed by Huntsman Chemical and Shell Oil Company in various positions, most recently as vice president of Shell Chemical Company. He currently serves as a director of the Sarkeys Energy Center at the University of Oklahoma. Dr. Sullivan holds a Bachelors degree in Chemical Engineering from Cooper Union, and Masters and Ph.D. degrees in Chemical Engineering from New York University.

Joseph W. Autem

Mr. Autem was elected the acting chief financial officer of our company on November 22, 2004 and has served as the chief financial officer of Tie Tek LLC since July 2004. He is the principal of Autem, LLC, a financial and management advisory firm that provides financial consulting services to companies on an interim basis. Mr. Autem has served as the chief financial officer of Onit Communications, Inc (March through June 2004), ASAP Companies (August through December 2002), and Engenium Corporation (January through May 2002). From August of 1999 through December of 2001, Mr. Autem served as a principal with Texas Technology Partners, LP, and from January 1999 until July 1999 he served as the Chief Financial Officer of Luminant Worldwide Corporation. Mr. Autem serves as a director of Viewcast.com, Inc. (VCST.OB). He is a certified public accountant and earned a BS in accounting from Pittsburg State University in Pittsburg, Kansas.

Audit, Compensation and Nominating Committees

Because the former members of our audit committee have resigned, the entire board will perform the responsibilities of the audit committee until new, qualified members can be appointed. We have no nominating or compensation committee. All decisions related to nominating directors and compensation will be made by the board as a whole.

Our board will consider recommendations for director nominees by security holders. Any nominee recommended for a position on our board must have sufficient education and experience necessary to meet the standards for qualification established by our board based on its best judgment of the needs of our company and current qualifications of our board members. Our board will identify and evaluate nominees recommended by stockholders in the same manner as the nominees generated by our board, and based on their background and experience in finance and accounting, manufacturing, sales and marketing, investments and the railroad industry.

Stockholder Communication

Stockholders may communicate with directors by sending a written communication to the attention of the secretary of our company at our offices located at 14315 West Hardy Road, Houston, Texas 77060. All communication will be forwarded directly to the intended recipients.

During the past year no stockholder, or group of stockholders, who beneficially owns more than 5% of our voting stock for at least one year, recommended an individual for nomination to the board of directors, and no third party assisted in identifying or evaluating nominees in exchange for a fee.

Code of Ethics for Senior Financial Officers

Our board of directors has adopted a Code of Ethics for our senior officers or persons performing similar functions.

Meetings

Our board acted on the following occasions by special meeting of the board of directors in 2004: January 26, February 5, February 23, August 12, November 4, and November 9. Four directors attended our annual meeting. Our annual board meeting was held on April 28, 2004.

PROCEDURE FOR APPROVAL OF ACTION; VOTE REQUIRED

The Delaware General Corporation Law and our bylaws provide that any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action to be taken, is signed by the holders of a majority of the outstanding shares entitled to vote.

On November 22, 2004, the record date for determining the stockholders entitled to receive this information statement, there were 69,677,319 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders.

We needed the affirmative vote of at least a majority of the outstanding shares of our common stock to approve the issuance to Sponsor of the Exchange Securities in the Sponsor Transaction. Nasdaq rules require that stockholder approval be obtained prior to the issuance of 20% or more of the number of shares or voting power of the company outstanding prior to the issuance. On November 9, 2004, our board adopted resolutions approving the issuance of the Exchange Securities and recommending that the stockholders approve such issuance. By written consent dated November 22, 2004, stockholders who collectively hold 38,138,245 shares, or 54.7% of the issued and outstanding shares of our common stock at the time, approved the issuance of the Exchange Securities, subject to the expiration of 20 days from the date of mailing of this information statement to our stockholders.

UNAVAILABILITY OF DISSENTERS’ RIGHTS UNDER DELAWARE LAW

The corporate actions described in this information statement will not afford to stockholders the opportunity to dissent from the actions described herein and receive an agreed or judicially appraised value for their shares.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by any person we know to own more than 5% of any class of our voting securities and by all officers and directors, individually and as a group, both as of the Record Date and after the closing of the Sponsor Transaction. At November 22, 2004 there were 69,677,319 shares of common stock outstanding. After the Sponsor Transaction there will be 70,401,939 shares of common stock and shares of Series CC preferred stock outstanding having the right to vote 50,336,853 shares on an as-converted basis, for a total voting power of 120,737,792 shares.

The number and percentage of shares beneficially owned has been calculated pursuant to Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which each security holder has sole or shared voting power or investment power and also any shares which the security holder has the right to acquire within 60 days. For purposes of determining beneficial ownership in this table, all the shares underlying the Series CC preferred stock and all outstanding warrants have been included, although the Series CC preferred stock, and certain warrants held by the controlling stockholders, contain limitations on their conversion if such conversion would result in the holder becoming the beneficial owner of more than 4.99% of our common stock. The limitations may be waived by the holder on 61 days’ prior notice to our company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned on Record Date	Percent of Class Owned on Record Date	Number of Voting Shares Beneficially Owned After Sponsor Transaction		Percent of Voting Shares Owned After Sponsor Transaction
Sponsor Investments, LLC Two Lincoln Centre 5420 LBJ Freeway, Suite 1450 Dallas, Texas 75240	—	—	48,399,784	(1)	40.1%

Big Bend XI Investments, Ltd. (2) 3401 Armstrong Ave. Dallas, Texas 75205	17,892,473	25.7%	17,892,473		14.8%

Crestview Capital Master, LLC(3) 95 Revere Drive, Ste. A Northbrook, Illinois 60062	19,735,612	24.7%	19,735,612		15.7%

Midsummer Investment, Ltd. (4) 485 Madison Avenue, 23rd Floor New York, NY 10022	11,383,983	15.2%	11,383,983		9.3%

Henry Sullivan(5) 14315 W. Hardy Road Houston, ‘Texas 77060	1,648,824	2.4%	1,648,824		1.3%

Robert M. Hoyt(6) 95 Revere Drive, Ste. A Northbrook, Illinois 60062	—	—	—		—

Kenneth Z. Scott [Address]	—	—	—		—

Joseph W. Autem 14315 W. Hardy Road Houston, ‘Texas 77060	—	—	—		—
All directors and officers as a group (4 persons) (6)	1,648,824	2.4%	1,648,824		1.3%

(1)	Includes shares of Series CC preferred stock convertible into 39,920,190 shares of common stock and warrants to purchase 9,158 shares of Series CC preferred stock convertible into 8,479,594 shares of common stock, subject to adjustment. The power to vote or dispose of the shares beneficially owned by Sponsor is held by Sammons Enterprises, Inc. and Astraea Investment Management Services, LLC.
(2)	The power to vote or dispose of the shares beneficially owned by Big Bend XI Investments, Ltd. is held by Morton Meyerson.

(3)	Includes 9,457,385 shares of common stock, 3,325,752 shares of Common Stock underlying warrants, 925,925 shares of common stock underlying Series AA preferred stock, and 4,166,666 shares of common stock underlying Series BB preferred stock held by Crestview Capital Master, LLC, and 1,859,994 shares of common stock underlying warrants owned by Crestview Warrant Fund, L.P. Crestview Capital Partners, LLC controls Crestview Capital Master, LLC and may be deemed to control Crestview Warrant Fund, L.P. The power to vote or dispose of the shares beneficially owned by Crestview Capital Master, LLC is shared by Stewart Flink, Richard Levy, Robert Hoyt and Daniel Warsh. The power to vote or dispose of the shares beneficially owned by Crestview Warrant Fund, L.P. is shared by those individuals and Steven Halpern. Stewart Flink is a principal of Dillon Capital, Inc., an NASD-member firm.
(4)	Includes 6,044,120 shares of common stock, 3,703,703 shares of common stock underlying Series AA preferred stock and 1,636,160 shares of common stock underlying warrants. Midsummer Capital, LLC is the investment advisor to Midsummer Investment, Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment, Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of common stock held by Midsummer Investment, Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our Common Stock, and neither person has any legal right to maintain such delegated authority.
(5)	Includes 114,035 shares held directly, 53,222 shares held indirectly through a 401(K) plan, 905,815 shares held by a trust of which Mr. Sullivan serves as trustee, 23,530 shares underlying warrants and 552,222 shares underlying stock options.
(6)	Mr. Hoyt is the managing director of Crestview Capital Master, LLC and in such capacity may be deemed to beneficially own the shares owned by that entity.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act and the rules of the Securities Exchange Commission promulgated thereunder require the Company’s directors, executive officers and persons who own more than 10% of a registered class of its equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and to furnish our company with copies of such filings. Based solely on our company’s review of the copies of the forms it received, our company believes that, during the fiscal year ended December 31, 2003, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to such individuals, except for certain filings not timely made by the former directors of our company.

Compensation of Directors

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to our chief executive officer, president and chief financial officer, for the fiscal years ended December 31, 2003, 2002 and 2001. None of our other executive officers received compensation in excess of $100,000 for those fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards			All Other Compensation ($)(1)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)
Henry W. Sullivan Chief Executive Officer	2003 2002 2001	176,000 176,990 167,385	— — —	— — —	— — —		— — 300,000	3,579 4,555 4,320
Kevin C. Maddox Former President and Chief Executive Officer (3)	2003 2002 2001	— — —	400,000 — —	— — —	590,000 123,000 —	(2) (2)	— —	59 164 —

(1)	Represents life insurance premiums paid by us on policies on the executives’ lives and matching contributions to the 401(k) plan.
(2)	In 2003, Mr. Maddox was issued 1,000,000 shares of Preferred Stock valued at $590,000 in lieu of compensation and received a $400,000 bonus payable in cash for his services rendered as chief financial officer. In 2002 Mr. Maddox was issued 300,026 shares of common stock valued at $123,000 in lieu of compensation for his services as chief financial officer.
(3)	Kevin C. Maddox became President and Chief Executive Office in January of 2004 and resigned November 8, 2004. From January 2002 until January 2004, Mr. Maddox served our company as the Chief Financial Officer.

We did not grant any stock options or stock appreciation rights during 2002 or 2003 to any of the named officers.

Recent Compensation to Mr. Maddox

By board resolution dated August 12, 2004, our board of directors approved the payment to Mr. Maddox of catch-up compensation and severance in the event of his termination. However, Mr. Maddox has waived his right to accept severance payments from us in connection with his resignation as our director and chief executive officer and has reimbursed us $450,000 in partial repayment of the recent compensation given to him.

Option Exercises in 2003 and Fiscal Year-End Option Value

The following table sets forth for the named officer information regarding stock options exercised by such officer during the 2003 fiscal year, together with the number and value of stock options held at 2003 fiscal year-end, each on an aggregated basis.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year End (#)		Value of Unexercised in-the- Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Henry W. Sullivan	—	—	452,222	100,000	—	—

(1)	The last sales price of the common stock as reported on the NASDAQ SmallCap Market on November 11, 2004 was $0.80, which was lower than the exercise price of the options.

Certain Relationships and Related Transactions

In January 1996 we acquired the TieTek technology from a group referred to herein as the “royalty holders” in exchange for the payment of royalties. The 1996 agreement remained in its original form until 2000 when we forfeited on minimal royalty obligations, and the royalty owners agreed to forgo royalties and modify the agreement. During the negotiations with Sponsor in 2004, the 1996 royalty agreement was amended to clarify certain terms and to revise the royalty schedule which was felt to be too high during the first two years, when the venture would be limited in cash. The 2004 royalty agreement simplified the calculation of the royalty payment to a percentage of revenue and reduced the overall royalties in exchange for the issuance of 500,000 shares of our restricted stock and $250,000 in cash.

Because Mr. Sullivan, our president and then the president of TieTek LLC, owned approximately a one third interest in the entities receiving the royalty, a third party fairness opinion regarding the amendment of the 1996 royalty agreement was obtained. Summit Venture Partners was engaged to compare the 2004 royalty agreement with the 1996 agreement. Their conclusion was that the total present value of the 2004 royalty package was less than the total present value of the 1996 royalty package. In his capacity as a royalty holder, Mr. Sullivan will receive 0.417% of the net revenues from our product sales in 2004 and 2005, and 0.833% of our subsequent eight years’ net revenues from product sales, as his portion of the royalties paid to the royalty holders under the 2004 royalty agreement.

Available Information

We will furnish without charge to any stockholder, upon written or oral request, any documents filed by us pursuant to the Exchange Act. Requests for such documents should be addressed to NATK, Inc., 14315 West Hardy Road, Houston, Texas 77060. Documents filed by us pursuant to the Exchange Act may be reviewed and/or obtained through the Securities and Exchange Commission’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Securities and Exchange Commission’s web site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The following information is hereby incorporated by reference as of their respective dates and to the extent required to be included in or incorporated by reference into this information statement by Item 13 of Schedule 14A under the Exchange Act: the information contained in our current report on Form 8-K filed November 15, 2004; the financial information contained in our annual report on Form 10-KSB filed March 16, 2004 and in our quarterly reports on Form 10-QSB filed May 17, August 16, and November 22, 2004; the Regulations of TieTek filed as an exhibit to our Form 10-KSB filed March 16, 2004, and the Exchange Agreement, Common Stock Purchase Agreement and Release and Indemnification Agreement filed as exhibits to our Form 10-QSB filed November 22, 2004.

The Sponsor Transaction should not have any impact on our financial statements, except for a change in the number of the common stock equivalents outstanding from 98,244,372 at September 30, 2004 to 147,368,776 after the closing of the Sponsor Transaction.

We will furnish to record and beneficial holders of our company stock, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference into this information statement. Requests should be made by telephone to (281) 847-0029 or in writing to North American Technologies Group, Inc., 14315 West Hardy Road, Houston, Texas 77060; Attention: Investor Relations.

By order of the Board of Directors,

Henry W. Sullivan
Chief Executive Officer
Houston, Texas
November 29, 2004

ANNEX A

November 9, 2004

Board of Directors

North American Technologies Group, Inc.

14315 West Hardy Road

Houston, Texas 77060

Gentlemen:

The Board of Directors of North American Technologies Group, Inc, (“NATK” or the “Company”) has engaged GulfStar Group II, Ltd. (“GulfStar”) as a financial advisor to render a fairness opinion (the “Fairness Opinion”) with respect to the fairness, from a financial point of view, to NATK’s Common Stockholders of the Exchange Agreement dated November 8, 2004 (the “Agreement”) by and among NATK, Avalanche Resources, Ltd. (“Avalanche”), Kevin Maddox (“Maddox”), and Sponsor Investments, LLC (“Sponsor”).

As more fully described in the Exchange Agreement, the details of the Agreement are as follows:

•	Sponsor owns all of the Class B membership interests (the “Class B Interests”) of TieTek LLC (“TieTek”), a subsidiary of the Company, and has the option to acquire up to 499 (49.9%) Class A membership interests (the “Class A Option”) of TieTek.

•	Sponsor desires to exchange its Class B membership interests in TieTek and the Class A Option for shares of Series CC Convertible Preferred Stock of the Company (the “Preferred Stock”) and a warrant to purchase shares of Preferred Stock (the “Exchange”) and NATK desires to issue the shares of Preferred Stock and the warrant to purchase shares of Preferred Stock pursuant to the Exchange.

•	Sponsor will receive a number of shares of Preferred Stock, which when converted to Common Stock would equal 33% of the outstanding Common Stock of NATK (assuming conversion of all of the Company’s issued and outstanding preferred stock, including the Preferred Stock), approximately 39,920,000 newly issued shares of Common Stock.

•	In addition, sponsor will receive a warrant to purchase a number of shares of Preferred Stock which when converted into Common Stock will be equal to 50% of the shares of Common Stock that are subject to outstanding warrants, which is expected to be approximately 8,479,594 shares of Common Stock, with an exercise price of $1.00 per share and term of five years from the date of issuance (the ‘Warrant”)

•	The Exchange will require the approval of the shareholders of NATK and the Boards of Directors of NATK and Sponsor.

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In rendering its Fairness Opinion, GulfStar has assumed that the Exchange will be completed on the terms contained in the Agreement, without waiver of any material term or condition. GulfStar’s opinion is based upon the Exchange when taken as a whole and the opinion expressed herein does not pertain to the fairness of any specific element of the Exchange. In addition, the Common Stock Purchase Agreement among the Company, Kevin Maddox, Avalanche Resources, Ltd. and a group of Purchaser; is outside the scope of this engagement and its fairness was not analyzed as part of our opinion.

In arriving at our opinion, GulfStar’s activities included, among other things:

•	A review of various legal and financial documents related to the exchange including, but not limited to the Following: the Exchange Agreement and its Disclosure Schedule, the Construction Loan Agreement, Regulations of TieTek, the NATK Royalty Agreement, the Common Stock Purchase Agreement, Term Sheet NATK/TieTek/Sponsor Settlement and Restructuring, the Security Agreement, NATK Certificate of Designation of Preferences, Rights and Limitations of Series AA, BB, and CC Convertible Preferred Stock, NATK Resolutions to be Adopted by the Board of Directors, Registration Rights Agreement, NATK Side Letter Re Liquidated Damages and Accrued and Unpaid Dividends, and the Warrant Agreement;

•	A review of certain financial analyses and forecasts of TieTek and NATK prepared by and provided by management and discussions with management of TieTek and NATK regarding past, current and projected business, operating results, financial condition and future prospects, including the potential strategic, financial and operational benefits anticipated from the Exchange;

•	A review of certain historical annual and interim financial statements of NATK and TieTek, including publicly available reports on Forms l0-K, 10-Q, S -K, press releases and other relevant public filings of NATK;

•	A review of information provided during discussions with. management of NATK and TieTek;

•	A review of the ownership, capitalization and governance of both NATK and TieTek both before and pro-forma for the Exchange;

•	Analysis of the financial impact of the Agreement on the Common Stockholders;

•	A review of the current market environment generally, and the environment for railway product manufacturing companies;

•	A review of such other information, financial studies, analyses and investigations, and financial, economic and market criteria that GulfStar considered relevant for purposes of this opinion.

GulfStar, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in mergers, acquisitions and recapitalizations; private placements of capital; and valuations for estate, corporate and other purposes. GulfStar is not aware of any relationship between GulfStar and NATK, NATK’s affiliates or NATK’s shareholders, or between GulfStar and Sponsor; Sponsor’s affiliates or Sponsor’s shareholders, which, in its opinion, would affect its ability to render a fair and independent opinion in this matter.

A - 2

In rendering our opinion, GulfStar has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, furnished to, or otherwise discussed with GulfStar for the purposes of the opinion. With respect to financial projections and other information provided to or otherwise discussed with GulfStar, GulfStar assumed and was advised by the Company and TieTek that such projections and other information were reasonably prepared on a basis that reflect their best currently available estimates and judgments. GulfStar reviewed projections for NATK to perform certain of its analyses. GulfStar has relied upon the assurances of the management of NATK that they are not aware of any facts that would make any of the above described information inaccurate or misleading. GulfStar did not conduct a physical inspection of the properties or facilities of the Company nor did it make or obtain any independent evaluation or appraisals of any such properties or facilities or assets and liabilities. Additionally, GulfStar has not reviewed the legal matters associated with the Exchange and has relied upon NATK obtaining the advice of legal counsel as to all such matters. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the stockholders of NATK and does not constitute tax advice.

Our opinion is based upon circumstances existing at the date hereof, including general economic and monetary market conditions. Events occurring after the date hereof, including, but not limited to, changes affecting the United States economy, the United States railway product manufacturing industry, or material changes in the assets or liabilities of the Company, could materially affect the assumptions used in preparing this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and such other matters that we consider relevant, we are of the opinion that as of the date hereof the Exchange is fair, when taken as a whole, from a financial point of view, to the stockholders of NATK.

Sincerely,

GulfStar Group II, L.P.

A - 3